EXHIBIT 21


   SUBSIDIARIES OF REGISTRANT


        The Corporation has the following subsidiaries including significant subsidiaries as defined in Regulation S-X, each incorporated in the jurisdiction stated opposite its name. All of the following subsidiaries are 100% owned by the Corporation. The Corporation has additional subsidiaries which, if considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" as such term is defined in Regulation S-X.




                                                     Jurisdiction of
   Name of Subsidiary                                Incorporation

   Bandag A.G..........................................Switzerland
   Bandag Canada Ltd...................................Canada
   Bandag Europe N.V...................................Belgium
   VV-System AG........................................Switzerland
   Bandag Licensing Corporation........................Iowa
   Bandag Incorporated of S.A. (Proprietary) Limited...South Africa
   Bandag Group Limited................................New Zealand
   Bandag do Brasil Ltda...............................Brazil
   Bandag B.V..........................................Netherlands
   Bandag de Mexico, S.A. de C.V.......................Mexico